Exhibit 99.1

Viveve® Announces Reverse Stock Split in Preparation for Proposed Uplisting to NASDAQ

SUNNYVALE, California — April 14, 2016 -- Viveve Medical, Inc. ("Viveve") (OTCQB: VIVMF), a medical technology company focused on women's health, today announced that it will implement a 1-for-8 reverse split of its common stock in connection with its application for listing of its common stock on the NASDAQ Capital Market. The reverse stock split will become effective with the Financial Industry Regulatory Authority (FINRA) and Viveve common stock will begin trading on a post-split basis on the OTCQB under the temporary symbol “VIVMFD” on Monday, April 18th. There is no assurance that the company’s listing application will be approved by NASDAQ.

“This reverse stock split is an important component of Viveve's capital markets strategy," stated Patricia Scheller, chief executive officer of Viveve. "We believe moving Viveve to a national exchange will represent a significant step toward our efforts to create long‑term shareholder value, while attracting a broader and more diverse shareholder base."

At the effective time of the 1‑for‑8 reverse stock split, every eight shares of issued and outstanding Viveve common stock will be converted into one share of issued and outstanding Viveve common stock. All fractional shares of common stock will be rounded up to the nearest whole share. Immediately after the reverse stock split becomes effective, the company will have approximately 7.5 million shares of common stock outstanding. Following the effective time of the reverse split, the company also intends to change its domicile from Yukon Territory to Delaware, which was approved by the shareholders at the company’s 2015 annual shareholder meeting.

Shareholders of record are not required to send in their current stock certificates or evidence of book‑entry or other electronic positions for exchange. After the reverse stock split is effective, each stock certificate and book entry or other electronic position representing issued and outstanding shares of the company's common stock will be automatically adjusted. Shareholders should direct any questions concerning the reverse split to their broker or the company’s transfer agent, VStock Transfer, LLC at (212) 828-8436.

Additionally, all of the company's options and warrants that are outstanding immediately before the reverse stock split will also be adjusted by dividing the number of shares of common stock into which the options and warrants are exercisable by eight and multiplying the exercise price thereof by eight, in accordance with the terms of the plans, agreements, or arrangements governing such options and warrants.

About Viveve

Viveve Medical, Inc., is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The company's lead product, the globally patented Viveve System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue with only one treatment session. The Viveve System treats the condition of vaginal laxity that can result in decreased physical sensation and sexual satisfaction. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten vaginal tissue in one 30-minute out-patient treatment in a physician's office. The Viveve System has received regulatory approval in many countries throughout the world and is available through physician import license in Japan. It is currently not available for sale in the U.S. For more information, please visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact, including the company’s statement that it plans to list its common stock on NASDAQ, are "forward-looking statements." Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding the company’s future financial condition or results of operations, or prospects and strategies for future growth. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change and the company cannot guarantee future events, results, actions, levels of activity, performance or achievements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the company’s control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and the company’s employees, the company’s ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in the company’s periodic and current reports available for review at www.sec.gov. Furthermore, the company operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The company disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which the company hereafter becomes aware.

Viveve is a registered trademark of Viveve, Inc.

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